THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT.

CONVERTIBLE PROMISSORY NOTE

$25,000,000.00 (the “Available Amount”

as adjusted in accordance with the terms herein)

July 27, 2026 (the “Closing Date”)

FOR VALUE RECEIVED, HOPCO Intermediate Holdings II, Inc., a Delaware corporation (the “Issuer”), promises to pay to STEWARDS, INC. (the “Holder”), the Repayment Amount (as defined below) of this Convertible Promissory Note (this “Note”) calculated in accordance with Section 3 of this Note.

1.                  Funded Amounts. Subject to the terms hereof, the Holder shall, in accordance with the schedule below, make loans available to the Issuer by wire transfer in immediately available funds to an account designated by the Issuer, up to an aggregate amount at any time outstanding not to exceed the Available Amount. The aggregate principal amount of all outstanding loans issued hereunder is referred to herein as the “Funded Amount”.

a.       On July 27, 2026, the Holder shall loan to the Issuer an initial aggregate principal amount of at least $5,000,000.

b.      On or prior to August 31, 2026, the Holder shall loan to the Issuer an aggregate principal amount equal to the remaining Available Amount (i.e., the Available Amount minus any Funded Amount).

2.                  Maturity Date. On July 27, 2031 (the “Maturity Date”), the Issuer shall repay to the Holder an amount equal to the sum of: (i) the Funded Amount, plus (ii) the aggregate PIK Principal (as defined below) as of such date plus (iii) all accrued and unpaid interest in respect of the amounts described in clause (ii) above (the aggregate sum of the amounts set forth in (x) clauses

(i) and (ii) above, the “Outstanding Amount” and (y) clauses (i), (ii) and (iii) above, the “Repayment Amount”), unless this Note is or has been already converted pursuant to Section 6 below.

3.                  Interest. Interest shall accrue, compounding annually at a rate per annum equal to eight percent (8%) on the Outstanding Amount under this Note from and including the date hereof but excluding the date on which the Note is paid in full. All accrued and unpaid interest shall be paid in kind annually at the end of each calendar year following the date hereof (any such interest paid in kind, “PIK Principal”), and for the avoidance of doubt, PIK Principal shall accrue interest at the rate and otherwise in accordance with this Section 3. Interest shall be computed on the basis of a 365- (or 366-, as the case may be) day year and the actual number of days elapsed. Notwithstanding any provisions of this Note, in no event will the amount of interest paid or agreed to be paid by the Issuer exceed an amount computed at the highest rate of interest permissible under applicable law.

4.                  Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Holder as follows:

a.       The Issuer is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and conduct its business as currently conducted.

b.      The Issuer has full corporate power and authority to enter into this Note and to consummate the transactions contemplated hereby. The execution and delivery of this Note and the performance by the Issuer of its obligations hereunder have been duly authorized by all necessary corporate action.

c.       The execution, delivery and performance of this Note by the Issuer does not and will not (i) conflict with or violate any provision of the Issuer’s certificate of incorporation or bylaws, (ii) conflict with or result in a breach of any agreement, instrument or obligation to which the Issuer is a party or by which it or its properties are bound, or (iii) conflict with or result in a violation of any law, regulation or order applicable to the Issuer.

d.      The Issuer is in compliance with all applicable healthcare laws and regulations, including but not limited to the Stark Law, the Anti-Kickback Statute, HIPAA, and all applicable state licensing and billing requirements, except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. The Issuer possesses all material licenses, permits and authorizations necessary to conduct its business.

e.       There are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of the Issuer, threatened against the Issuer before any court or governmental authority that would reasonably be expected to have a Material Adverse Effect.

f.        The present fair saleable value of the property of each of the Issuer and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured and each of the Issuer and its subsidiaries, on a consolidated basis, is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

g.      For the purposes of this Note, “Material Adverse Effect” means an effect on the business, assets, financial condition, litigation, or results of operations of the Issuer and its subsidiaries, taken as a whole, that materially and adversely impacts the Issuer’s ability perform its obligations under this Note or consummate of the transactions contemplated hereby.

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5.                  Affirmative Covenants. Until this Note has been paid in full or converted, the Issuer covenants and agrees as follows:

a.       The Issuer shall deliver, or caused to be delivered, to the Holder:

i.      within forty-five (45) days after the end of each fiscal quarter, unaudited financial statements of the Issuer and its subsidiaries; and

ii.      prompt written notice of any Event of Default or Material Adverse Effect promptly after an executive officer of the Issuer or any of its subsidiaries becomes aware thereof.

b.      The Issuer shall maintain its corporate existence and all licenses and permits necessary to conduct its business, except in such instances in which the failure to maintain such licenses or permits would not reasonably be expected to have a Material Adverse Effect.

6.                  Conversion and Repayment.

a.       In the event that the Equity Closing (as defined below) does not occur on or prior to October 31, 2026 (the “Conversion Date”), this Note shall be automatically contributed to HOPCo Group Holdings, L.P. (“Group Holdings”), on the Conversion Date, in exchange for a number of Class A2 Units of Group Holdings (the “Class A2 Units”) equal to the Repayment Amount as of the Conversion Date divided by the Conversion Price (the “Note Contribution”). For the purposes of this Note, the “Conversion Price” means a price per Class A2 Unit determined based on an enterprise value for Group Holdings and its subsidiaries, as of the Conversion Date, equal to 20x Adjusted EBITDA (as defined below) for the period beginning on September 1, 2025 and ending on August 31, 2026; provided, that Group Holdings and the Holder shall jointly engage VMG Health (the “Valuation Firm”) to confirm that Adjusted EBITDA was calculated in a manner consistent with the definition of Adjusted EBITDA set forth in Section 6(e) below. The fees and expenses of the Valuation Firm shall be borne equally by Group Holdings and the Holder.

b.      As a condition to the receipt of the Class A2 Units, the Holder shall sign and deliver a contribution and subscription agreement in the form provided by Group Holdings (the “Subscription Agreement”) and shall be made party to the Third Amended and Restated Limited Partnership Agreement of Group Holdings, dated as of December 1, 2023 (as amended or otherwise modified as of the date of the Conversion Date, the “LP Agreement”). All of the Class A2 Units issued upon the Note Contribution shall be subject to the restrictions and obligations contained in the LP Agreement and the Subscription Agreement. Immediately after the Note Contribution, Group Holdings shall contribute to the Issuer this Note, as a contribution to capital (the “Group Holdings Contribution”). Group Holdings shall receive no new stock from the Issuer in connection with the Group Holdings Contribution. Following the Group Holdings Contribution, the Issuer will be forever released from all of its obligations and liabilities solely with regard to this Note, including without limitation the obligation to pay the principal amount or any accrued interest.

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c.       For federal income tax purposes, the Note Contribution is intended to be treated as a nontaxable exchange pursuant to Section 721(a) of the Internal Revenue Code of 1986, as amended.

d.      Upon the consummation of an investment, directly or indirectly, by the Holder (or its affiliate) of at least $205,000,000 in Class A2 Units of Group Holdings (an “Equity Closing”), the Issuer shall repay, or cause to be repaid, in full the Repayment Amount then outstanding under this Note. Such repayment shall be made by wire transfer of immediately available funds on the date of the Equity Closing; provided, however, that the parties may mutually agree in writing at the time of the Equity Closing to net the Repayment Amount against the purchase price payable by the Holder for the Class A2 Units in lieu of a separate wire repayment.

e.         For the purposes of this Note, “Adjusted EBITDA” means, for any period, the consolidated net income (or loss) of Group Holdings and its subsidiaries for such period, determined in accordance with GAAP, plus (to the extent deducted in determining such net income) without duplication: (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) non-cash charges, losses or expenses (including non-cash stock-based compensation expense), (v) non-recurring or one-time charges, costs or expenses (including transaction expenses, restructuring charges, severance costs and integration costs), (vi) extraordinary, unusual or non-recurring losses or charges, (vii) losses from discontinued operations, (viii) any fees, costs or expenses incurred in connection with the transactions contemplated by this Note or that certain Letter of Intent, dated June 2, 2026, among The Center for Orthopedic and Research Excellence, Inc. (“HOPCo”), Group Holdings and the Holder (the “Letter of Intent”), (ix) to the extent not already included, the full run-rate effect of revenue items (taking into account the costs and expenses corresponding to such revenue items), cost savings, operating expense reductions and other synergies reasonably expected to be realized within twelve (12) months following any acquisition, investment or cost reduction initiative, (x) payments, costs, fees and expenses paid to members of the board of directors (or equivalent governing body) of Group Holdings or any of its subsidiaries, (xi) management fees, costs and expenses and transaction fees paid to Audax Management Company, LLC, Linden Capital Partners IV LP, Linden Capital Partners IV-A LP, or any of its respective affiliates (excluding Group Holdings and its subsidiaries), (xii) start-up costs and losses and other expenses, including those associated with new providers, ASC’s and arising from de novo transactions, (xiii) retention, recruiting, relocation and signing bonuses and expenses, and severance costs and expenses, (xiv) credit for annualized EBITDA calculated pursuant to analyses regularly performed by HOPCo to determine expected savings payable under the terms of HOPCo’s value-based care agreements, and based on historical claims, agreed upon cost trends, benchmarks, and the observed impact of other HOPCo value-based care program performance, and (xv) such other adjustments as may be mutually agreed upon in writing by the Issuer and the Holder within thirty (30) days after the Closing Date. For the avoidance of doubt, Adjusted EBITDA shall be calculated on a run-rate basis to reflect the annualized effect of any acquisitions, new contracts or other items that occurred during the applicable period.

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7.                  Subordination. The Issuer and the Holder acknowledge and agree that the payment of any amount due under this Note is structurally subordinate to the obligations of the Issuer and its subsidiaries under certain senior secured debt financing agreements of the Issuer or any of its subsidiaries (each such agreement, an “Issuer Loan Agreement”). If a payment of any amount due hereunder is prohibited or blocked under any such Issuer Loan Agreement or a default exists under any Issuer Loan Agreement at the time of such contemplated payments, the Issuer shall not be obligated to pay, or cause to be paid, all or any portion of such amount, provided that, such payment shall be made as soon as any such restriction or default is no longer in effect, as applicable. The Issuer and the Holder acknowledge and agree such subordination shall not relieve the Issuer of its obligations to promptly pay or cause to be paid such amount when permitted under such Issuer Loan Agreement. The Issuer shall provide the Holder with prompt written notice of (i) any default or event of default under any Issuer Loan Agreement after an executive officer of the Issuer becomes aware thereof and (ii) any amendment, modification, waiver or refinancing of any Issuer Loan Agreement that would reasonably be expected to have a material adverse effect on the Holder’s rights or remedies under this Note. Upon the occurrence of an Event of Default or the Maturity Date under this Note, the Holder shall retain all rights and remedies available to it under this Note and applicable law, subject to the terms of any applicable subordination provisions. The Holder covenants and agrees that (a) any amounts due under this Note are and shall remain unsecured obligations of the Issuer, (b) notwithstanding anything to the contrary in this Note will not be effective to decrease the rights of any holder of senior indebtedness under any Issuer Loan Agreement under this Section 7 without such holder’s prior written consent, and (c) the holders of senior indebtedness under any Issuer Loan Agreement are express third party beneficiaries of the provisions of this Section 7 and may enforce them against the Holder directly.

8.                  Events of Default. This Note shall become immediately due and payable without notice or demand (but subject to the conversion rights and requirements set forth herein) upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

a.       the Issuer fails to pay any of the Funded Amount, PIK Principal, accrued interest or any other amounts payable under this Note when due and payable (subject to extensions of the Maturity Date that may be approved by the Holder) and fails to cure such failure within three (3) Business Days after receiving written notice of such failure from the Holder;

b.      the Issuer files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Issuer or all or any substantial portion of the Issuer’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

c.       an involuntary petition is filed, or any proceeding or case is commenced, against the Issuer (unless such proceeding or case is dismissed or discharged within sixty (60) days

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of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Issuer or to take possession, custody or control of any substantial portion of the assets and property of the Issuer, or an order for relief is entered against the Issuer in any of the foregoing;

d.      the Issuer materially breaches any representation, warranty or covenant contained in this Note and such breach is not cured within thirty (30) days after written notice thereof (or immediately if such breach is not reasonably capable of cure); or

e.       a Sale of the Partnership (as defined in the LP Agreement) occurs without the prior written consent of the Holder.

9.                  Payment. Unless otherwise directed by the Holder, all payments by the Issuer under this Note will be made in U.S. dollars by wire transfer of immediately available funds to the bank account(s) designated to the Issuer by the Holder. All payments made by the Issuer under this Note must be applied (i) first, to the payment in full of any costs incurred in the collection of any sum due under this Note, (ii) second, to the payment in full of accrued and unpaid interest and

(iii) third, to the remaining outstanding Repayment Amount.

10.              Prepayment. With prior written notice to the Holder, all or any portion of the Repayment Amount may be prepaid, in whole or in part without any penalty, on the Business Day immediately prior the Conversion Date in event that the Equity Closing has not occurred and is not reasonably expected to occur on or prior to the Conversion Date.

11.              Transfer. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may be transferred by the Holder without the consent of the Issuer to any controlled affiliate of the Holder. Any other transfer by the Holder shall require the prior written consent of the Issuer. Upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Issuer, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

12.              Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

a.       This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware, without regard to its conflicts of law principles. The parties agree that any action arising under or relating to this Note may be brought in any United States District Court or State Court located in Wilmington, Delaware having subject matter jurisdiction over such matters, and each of the parties hereby consents and agrees to such personal jurisdiction and waives any objection to the placement of venue therein, for purposes of any such action.

b.      EACH PARTY HERETO FURTHER WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS NOTE.

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13.              Notices. All notices shall be made in writing and shall be delivered personally, by facsimile, electronic mail or mailed first class postage prepaid, to the Issuer or to the Holder as set forth below:

a.  If to the Issuer, then to:

HOPCo Intermediate Holdings II, Inc.

c/o The Center for Orthopedic and Research Excellence, Inc.

18444 N 25th Avenue Suite 320

Phoenix, AZ 85023

Attn: David Jacofsky, MD Phone: (623) 474-3421

Email: xxxxx@hopco.com

with a copy (which shall not constitute notice) to:

Audax Management Company, LLC 101 Huntington Avenue, Floor 24

Boston, Massachusetts 02199 Attention: Tamarah Belczyk, Deputy General Counsel

Phone: (617) 859-1572

Email: xxxxxx@audaxprivateequity.com and:

Ropes & Gray LLP Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention: Kendrick Chow Phone: (617) 951-7799

Email: xxxxxxxx@ropesgray.com

b.  If to the Holder, then to:

Stewards, Inc.

4300 N. University Drive Suite D105

Lauderhill, Florida 33351 Attention: Shaun Quin Phone: (833) 328-6477

Email: xxxxxx@stewards.com

with a copy (which shall not constitute notice) to:

The Doney Law Firm 3651 Lindell Rd Ste D121 Las Vegas, NV 89103

Attention: Scott Doney, Esq. Phone: (702) 982-5686

Email: xxxxxx@xxxxxxxlawfirm.com

14.              Amendments and Waivers. The terms and provisions of this Note may be modified or amended only by a written instrument duly executed by the Issuer and by the Holder. Any amendment or waiver effected in accordance with this Section 14 shall be binding upon the Issuer, the Holder and each transferee of the Note.

15.              Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement. Electronic signatures shall be deemed original signatures for all purposes.

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16.              Failure or Delay Not Waiver. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

17.              Waiver of Notice. The Issuer and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

18.              Usury Savings Clause. Anything in this Note to the contrary notwithstanding, the obligation of the Issuer to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to the extent that the Holder’s receipt thereof would not be permissible under the law or laws applicable to it limiting rates of interest which may be charged or collected by it. Any such amount of interest which is not paid as a result of the limitation referred to in the preceding sentence shall be carried forward and paid by the Issuer to the Holder on the earliest date or dates on which any interest is payable under this Note and on which the receipt thereof is permissible under the laws applicable to the Holder limiting rates of interest which may be charged or collected by the Holder.

19.              Entire Agreement. This Note, together with the Letter of Intent, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

20.              Severability. If any provision of this Note is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

21.              Further Assurances. Each party agrees to execute and deliver such further documents and instruments and take such further actions as may be reasonably necessary or desirable to carry out the terms and provisions of this Note.

22.              Expenses. In any action, suit or proceeding arising out of or relating to the enforcement of this Note or any provision hereof, the prevailing party in such action, suit or proceeding shall be entitled to recover from the non-prevailing party all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party in connection with such action, suit or proceeding.

23.              Guarantee by Parent. HOPCo Group Holdings, L.P. (the “Guarantor”) hereby unconditionally, absolutely, and irrevocably guarantees to the Holder the full, prompt, and complete payment and performance when due (whether at stated maturity, upon acceleration, or otherwise) of all present and future obligations, liabilities, and indebtedness of the Issuer under this Note, including without limitation the payment of principal, interest (including PIK Principal), fees, costs, expenses, and any other amounts payable by the Issuer hereunder (collectively, the “Guaranteed Obligations”). This guarantee is a continuing, absolute, and unconditional guarantee and shall remain in full force and effect until the Guaranteed Obligations have been paid in full or this Note has been converted in accordance with its terms. The Guarantor waives diligence, presentment, demand of payment, protest, notice of acceptance of this guarantee, notice of any default by the Issuer, and all other notices and demands to which the Guarantor may otherwise be entitled. The Holder may enforce this guarantee without first exhausting its remedies against the Issuer or any collateral. The liability of the Guarantor hereunder is joint and several with the Issuer.

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IN WITNESS WHEREOF, the Issuer has caused this Convertible Promissory Note to be executed and delivered in its name as of the date first written above.

HOPCO INTERMEDIATE HOLDINGS II, INC.

By: /s/ David Jacofsky

Name: David Jacofsky

Title: Chief Executive Officer

HOLDER:

STEWARDS, INC.

By: /s/ Shaun Quin

Name: Shaun Quin

Title: Chief Executive Officer

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